Prospectus Supplement No. 4                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 2, 1999)                Registration No. 333-89345


                              Prospectus Supplement
                             Dated December 16, 1999


         This prospectus relates to the resale by the holder of our:

o        $300,000,000 principal amount of 6.25% convertible notes due 2009,

o $425,500,000 principal amount at maturity of 2.25% convertible notes due 2009, and

o the shares of Class A common stock issuable upon conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 2, 1999, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" on page 42 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:


                                                        Principal       Percentage       Number of
                                                        Amount at        of 6.25%     Shares of Class                  Percentage of
                                                       Maturity of         Notes       A Common Stock    Number of    Class A Common
                                                       6.25% Notes      Outstanding    Issuable Upon     Shares of         Stock
                                                       Beneficially        as of       Conversion of      Class A     Outstanding as
                                                        Owned That     December 14,   the 6.25% Notes     Common       of December
             Selling Securityholders                   May Be Sold         1999       That May Be Sold  Stock Owned     14, 1999**
             -----------------------                   -----------     ------------   ----------------  -----------   --------------

General Motors Employees Global Group Pension Trust    $5,322,000          2.25            218,114           --              *
Morgan Stanley Dean Witter(1)                          $1,730,000             *             70,901           --              *
                                                       ==========      ===========    ================  ===========   ==============

TOTAL                                                  $7,052,000          2.99            289,015           --              *

                                                        Principal       Percentage       Number of
                                                        Amount at        of 2.25%     Shares of Class                  Percentage of
                                                       Maturity of         Notes       A Common Stock    Number of    Class A Common
                                                       2.25% Notes      Outstanding    Issuable Upon     Shares of         Stock
                                                       Beneficially        as of       Conversion of      Class A     Outstanding as
                                                        Owned That     December 14,   the 2.25% Notes      Common       of December
             Selling Securityholders                   May Be Sold         1999       That May Be Sold  Stock Owned     14, 1999**
             -----------------------                   -----------     -----------    ----------------  -----------   --------------

Forrestal Funding Master Trust                         $14,000,000         4.75            583,333             --            *

* Less than 1%.

** Includes shares issuable upon conversion of the notes and shares beneficially owned as of December 14, 1999.

(1) Morgan Stanley & Co. Incorporated, an affiliate of Morgan Stanley Dean Witter, was an initial purchaser of the notes when the notes were originally sold in a private placement.